SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  JANUARY 26, 2001

PERRY COUNTY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

MISSOURI (State or other juridiction of incorporation)	0-25088 (Commission File Number)	43-1694505 (I.R.S. Employer Identification No.)
14 NORTH JACKSON, PERRYVILLE, MISSOURI                                                        63775

(Address of principal executive offices)                                                                                                         (Zip Code)

Registrant's telephone number, including area code:   (573) 547-4581

N/A

(Former name or former address, if changed since last report.)

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Item 5.       OTHER EVENTS.

       On January 26, 2001, the boards of directors of Jefferson County Bancshares, Inc., the holding company of Eagle Bank ' Trust Company of Jefferson County ("Buyer"), PCFC Acqusition Corp., a wholly owned subsidiary of Buyer ("Merger Sub"), and Perry County Financial Corporation, the holding company of Perry County Savings Bank, FSB ("Seller") entered into a definitive agreement (the "Merger Agreement") for Buyer to acquire Seller in a cash transaction valued at approximately $17.6 million (the "Merger"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Seller and the separate corporate existence of Merger Sub will cease. At the effective time of the Merger, Seller's common stock will cease to be outstanding and each share of Seller's common stock will convert into and become the right to receive $23.50 in cash.

       The Merger is anticipated to be accounted for as a purchase transaction and is expected to close in the second quarter of 2001. The Merger Agreement has been approved by the respective boards of directors of Buyer, Merger Sub and Seller. However, it is subject to certain other conditions, including approvals by the shareholders of Seller and applicable regulatory authorities, and Buyer completing capital raising activities.

Item 7.       FINANCIAL STATEMENTS AND EXHIBITS.

              (c)       Exhibits

2	Agreement and Plan of Merger dated January 26, 2001 among Jefferson County Bancshares, Inc., PCFC Acquisition Corp. and Perry County Financial Corporation.
99	Press release dated January 26, 2001.

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SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                      PERRY COUNTY FINANCIAL CORPORATION

Date: February 9, 2001                  By:  /s/ Leo J. Rozier
                                                               Leo J. Rozier
                                                               President and Chief Financial Officer

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